EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Meritage Homes Corporation:

We consent to incorporation by reference in Registration Statement Nos. 333-58793 and 333-87398 on Form S-3 and to incorporation by reference in Registration Statement Nos. 333-91960, 333-37859, 333-75629, 333-116243, 333-39036, and 333-134637 on Form S-8 of Meritage Homes Corporation, of our report dated February 16, 2004, with respect to the consolidated statements of earnings, stockholders’ equity and cash flows of Meritage Homes Corporation and subsidiaries, formerly Meritage Corporation, for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K/A of Meritage Homes Corporation.

/s/ KPMG LLP

Phoenix, Arizona

October 30, 2006